Exhibit (m)(5)(i)

AMENDED SCHEDULE A

to the

SHAREHOLDER SERVICE
AND

DISTRIBUTION PLAN

CLASS R SHARES

Name of Funds

ING Alternative Beta Fund

ING Capital Allocation Fund

ING Core Equity Research Fund

ING Corporate Leaders 100 Fund

ING Global Target Payment Fund

ING Large Cap Growth Fund

ING Money Market Fund

ING Small Company Fund

ING SMID Cap Equity Fund

Date last updated: December 12, 2012